Exhibit 10.1

CREDIT AGREEMENT

THIS CREDIT AGREEMENT (this "Agreement") dated March 31, 2022, is by and between SMITH MICRO SOFTWARE, INC., a Delaware corporation and SMITH MICRO SOFTWARE, LLC, a Delaware limited liability company (each individually, a “Borrower”) and WELLS FARGO BANK, NATIONAL ASSOCIATION ("Bank").  Each reference herein to “Borrower” shall mean each and every party, collectively and individually, defined above as a Borrower.

RECITALS

Borrower has requested that Bank extend or continue credit to Borrower as described below, and Bank has agreed to provide such credit to Borrower on the terms and conditions contained herein.

NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Bank and Borrower hereby agree as follows:

ARTICLE I

CREDIT TERMS

SECTION 1.1.LINE OF CREDIT.

(a)Line of Credit.  Subject to the terms and conditions of this Agreement, Bank hereby agrees to make advances to Borrower from time to time up to and including March 25, 2023, not to exceed at any time the aggregate principal amount of Seven Million Dollars ($7,000,000.00) ("Line of Credit"), the proceeds of which shall be used to finance Borrower’s working capital requirements and other general corporate purposes.  Borrower's obligation to repay advances under the Line of Credit shall be evidenced by a promissory note dated March 31, 2022, as modified from time to time ("Line of Credit Note").

(b)Borrowing and Repayment.  Borrower may from time to time during the term of the Line of Credit borrow, partially or wholly repay its outstanding borrowings, and reborrow, subject to all of the limitations, terms and conditions contained herein or in the Line of Credit Note; provided however, that the total outstanding borrowings under the Line of Credit shall not at any time exceed the maximum principal amount available thereunder, as set forth herein.

(c)Standby Letter of Credit Subfeature.  As a subfeature under the Line of Credit, Bank agrees from time to time during the term thereof to issue or cause a branch, a subsidiary, or an affiliate to issue standby letters of credit for the account of Borrower to finance Borrower’s working capital requirements ("Subfeature Standby Letters of Credit"); provided however, that the aggregate undrawn amount of all outstanding Subfeature Standby Letters of Credit shall not at any time exceed Five Hundred Thousand Dollars ($500,000.00). Bank shall have no obligation to issue a Subfeature Standby Letter of Credit if (i) any order, judgment, or decree of any governmental authority or arbitrator shall, by its terms, purport to enjoin or restrain Bank from issuing such Subfeature Standby Letter of Credit, or any law applicable to Bank or any request or directive (whether or not having the force of law) from any governmental authority with jurisdiction over Bank shall prohibit or request that Bank refrain from the issuing of letters of credit generally or such Subfeature Standby Letter of Credit in particular, or (ii) such Subfeature Standby Letter of Credit would violate one or more policies of Bank applicable to letters of credit generally, or (iii) if amounts demanded to be paid under any Subfeature Standby Letter of Credit will or may not be in United States Dollars. The form and substance of each Subfeature Standby Letter of Credit shall be subject to approval by Bank, in its sole discretion.  Each Subfeature Standby Letter of Credit shall be issued for a term not to exceed three hundred sixty-five (365) days, as designated by Borrower; provided however, that no Subfeature Standby Letter of Credit shall have an expiration date more than three hundred sixty-five (365) days beyond the maturity date of the Line of Credit.  The undrawn amount of all Subfeature Standby Letters of Credit shall be reserved under the Line of Credit and shall not be available for borrowings thereunder.  Each Subfeature Standby Letter of Credit shall be subject to the additional terms and conditions of Bank's standard standby letter of credit agreement and all applications and related documents required by Bank in connection with the issuance thereof.  Each drawing paid under a Subfeature Standby Letter of Credit shall be deemed an advance under the Line of Credit and shall be repaid by Borrower in accordance with the terms and conditions of this Agreement applicable to such advances; provided however, that if advances under the Line of Credit are not available, for any reason, at the time any drawing is paid, then Borrower shall immediately pay to Bank the full amount drawn, together with interest thereon from the date such drawing is paid to the date such amount is fully repaid by Borrower, at the rate of interest applicable to advances under the Line of Credit.

SECTION 1.2.INTEREST/FEES.

(a)Interest.  The outstanding principal balance of each credit subject hereto shall bear interest at the rate of interest set forth in each promissory note or other instrument or document executed in connection therewith.

(b)Computation and Payment.  Interest shall be computed on the basis set forth in each promissory note or other instrument or document required hereby.  Interest shall be payable at the times and place set forth in each promissory note or other instrument or document required hereby.

(c)Unused Commitment Fee.  Borrower shall pay to Bank a fee equal to twenty-five hundredths percent (0.25%) per annum (computed on the basis of a 360-day year, actual days elapsed) on the daily unused amount of the Line of Credit, which fee shall be calculated on a quarterly basis by Bank and shall be due and payable by Borrower in arrears on the last day of each quarter, commencing on June 30, 2022.

(d)     Subfeature Standby Letter of Credit Fees and Commissions.  Borrower shall pay to Bank;

(i) non-refundable up front issuance fees or commissions for the issuance, extension or increase (including any auto-extension) of each Subfeature Standby Letter of Credit in an amount equal to 2.00% per annum (computed on the basis of a 360 day year, actual days projected to elapse) of the face or increased amount, as applicable, of such Subfeature Standby Letter of Credit calculated over the projected term thereof (up to the scheduled expiration date) , subject to Bank’s standard minimum dollar amount then in effect for such activity, with such fees and commissions payable at the time of issuance, extension or increase or, if applicable, by such later date as may be specified in a billing for such amount sent by Bank to Borrower; and

(ii) fees or commissions for each drawing under any such Subfeature Standby Letter of Credit and for the occurrence of any transfer, assignment, amendment, cancellation or other activity with respect to such Subfeature Standby Letter of Credit (including without limitation fees for document examination, discrepancies, reinstatement, document delivery, special handling and other trade services), determined in accordance with Bank’s standard fees and charges then in effect for such activity, and correspondent bank fees and fees of any adviser, confirming institution or entity or other nominated person, with such fees and commissions payable at the time of such activity or, if applicable, by such later date as may be specified in a billing for such amount sent by Bank to Borrower.

SECTION 1.3.     COLLECTION OF PAYMENTS.  Except to the extent expressly specified otherwise in any Loan Document other than this Agreement, Borrower authorizes Bank to collect all amounts due to Bank from Borrower under this Agreement or any other Loan Document (whether for principal, interest or fees, or as reimbursement of drafts paid or other payments made by Bank under any credit subject to this Agreement) by debiting any business purpose deposit account maintained by Borrower with Bank for the full amount thereof.  Should there be insufficient funds in Borrower's business purpose deposit accounts with Bank to pay all such sums when due, or if any such payment is collected but is subsequently reversed or rendered ineffective, or Bank is required to turn over, restore, or otherwise return any such paid amount to Borrower, a trustee-in-bankruptcy, or anyone else, due to a bankruptcy or for any other reason, the full amount of such deficiency, or the full amount reversed, rendered ineffective, turned over, restored or otherwise returned, as applicable, shall be immediately due and payable by Borrower. The determination of whether any such payment must be turned over, restored or otherwise returned shall be made by Bank in its sole discretion; provided however, that if Bank chooses (but in no event shall Bank be obligated) to contest any such matter at the request of Borrower, Borrower agrees to indemnify and hold Bank harmless from and against all costs and expenses, including reasonable attorneys' fees, expended or incurred by Bank in connection therewith, including without limitation, in any litigation with respect thereto.  For purposes hereof, a “business purpose deposit account” is any deposit account other than a deposit account established primarily for personal, family or household purposes.

The foregoing authorization shall remain in full force and effect until written revocation from Borrower has been received by Bank at its address for notices set forth in Section 7.2. hereof.  In order to commence application of said cancellation with respect to a payment due date or payoff of a loan, Bank must be notified of said cancellation at least three (3) business days prior to such payment due date or payoff.

SECTION 1.4.COLLATERAL.

As security for all indebtedness and other obligations of Borrower to Bank, other than indebtedness that is excluded from such secured obligations by the terms of the security agreement(s) required hereunder, Borrower shall grant to Bank security interests of first priority in all Borrower's accounts receivable and other rights to payment, general intangibles, inventory and equipment.

All of the foregoing shall be evidenced by and subject to the terms of such security agreements, financing statements, deeds or mortgages, and other documents as Bank shall reasonably require, all in form and substance satisfactory to Bank.  Borrower shall pay to Bank immediately upon demand the full amount of all charges, costs and expenses (to include fees paid to third parties and all allocated costs of Bank personnel), expended or incurred by Bank in connection with any of the foregoing security, including without limitation, filing and recording fees and costs of appraisals, audits and title insurance.

ARTICLE II

REPRESENTATIONS AND WARRANTIES

Borrower makes the following representations and warranties to Bank, on the date hereof, on the date of Borrower’s execution hereof, and on the date of each subsequent request for any extension of credit hereunder (including, without limitation, the issuance of any product under any subfeature contained herein, to the extent applicable), which representations and warranties shall survive the execution of this Agreement and shall continue in full force and effect until the full and final payment, and satisfaction and discharge, of all obligations of Borrower to Bank subject to this Agreement.

SECTION 2.1.LEGAL STATUS.

(a)

SMITH MICRO SOFTWARE, INC. is a corporation, duly organized and existing and in good standing under the laws of Delaware and SMITH MICRO SOFTWARE, LLC is a limited liability company duly organized and existing and in good standing under the laws of Delaware.

(b)

Borrower is qualified or licensed to do business (and is in good standing as a foreign corporation, if applicable) in all jurisdictions in which such qualification or licensing is required or in which the failure to so qualify or to be so licensed could have a material adverse effect on Borrower; and

(c)

No member of the Borrowing Group (as defined below) is a Sanctioned Target (as defined below) of economic or financial sanctions, sectoral sanctions, secondary sanctions, trade embargoes or restrictions and anti-terrorism laws imposed, administered or enforced from time to time by the United States of America, the United Nations Security Council, the European Union, the United Kingdom, any other governmental authority with jurisdiction over Borrower or any member of the Borrowing Group (collectively, “Sanctions”). As used herein, “Borrowing Group” means: (i) Borrower, (ii) any direct or indirect parent of Borrower, (iii) any affiliate or subsidiary of Borrower, (iv) any Third Party Obligor (as defined below), and (v) any officer, director or agent acting on behalf of any of the parties referred to in items (i) through and including (iv) with respect to the obligations hereunder, this Agreement or any of the other Loan Documents.  “Sanctioned Target” means any target of Sanctions, including (i) persons on any list of targets identified or designated pursuant to any Sanctions, (ii) persons, countries, or territories that are the target of any territorial or country-based Sanctions program, (iii) persons that are a target of Sanctions due to their ownership or control by any Sanctioned Target(s), or (iv) persons otherwise a target of Sanctions, including vessels and aircraft, that are designated under any Sanctions program.

SECTION 2.2.AUTHORIZATION AND VALIDITY.  This Agreement and each promissory note, contract, instrument and other document required hereby or at any time hereafter delivered to Bank in connection herewith (collectively, the "Loan Documents") have been duly authorized, and upon their execution and delivery in accordance with the provisions hereof will constitute legal, valid and binding agreements and obligations of Borrower or the party which executes the same, enforceable in accordance with their respective terms.

SECTION 2.3.NO VIOLATION.  The execution, delivery and performance by Borrower of each of the Loan Documents do not violate any provision of any law or regulation, or contravene any provision of the organizational and governing documents of Borrower, or result in any breach of or default under any contract, obligation, indenture or other instrument to which Borrower is a party or by which Borrower may be bound.

SECTION 2.4.LITIGATION.  There are no pending, or to the best of Borrower's knowledge threatened, actions, claims, investigations, suits or proceedings by or before any governmental authority, arbitrator, court or administrative agency which could have a material adverse effect on the financial condition or operation of Borrower other than those disclosed by Borrower to Bank in writing prior to the date hereof.

SECTION 2.5.CORRECTNESS OF FINANCIAL STATEMENT AND OTHER INFORMATION.  The annual consolidated financial statement of Borrower dated December 31, 2021, and all interim financial statements delivered to Bank since said date, true copies of which have been delivered by Borrower to Bank prior to the date hereof, (a) are complete and correct and present fairly the financial condition of Borrower, (b) disclose all liabilities of Borrower that are required to be reflected or reserved against under generally accepted accounting principles, whether liquidated or unliquidated, fixed or contingent, and (c) have been prepared in accordance with generally accepted accounting principles consistently applied.  Since the dates of such financial statements there has been no material adverse change in the financial condition of Borrower, nor has Borrower mortgaged, pledged, granted a security interest in or otherwise encumbered any of its assets or properties except in favor of Bank or as otherwise permitted by Bank in writing.  All information provided from time to time by Borrower or any Third Party Obligor to Bank for the purpose of enabling Bank to fulfill its regulatory and compliance requirements, standards and processes was complete and correct at the time such information was provided and, except as specifically identified to Bank in a subsequent writing, remains complete and correct today.

SECTION 2.6.INCOME TAX RETURNS.  Borrower has no knowledge of any pending assessments or adjustments of its income tax payable with respect to any year.

SECTION 2.7.NO SUBORDINATION.  There is no agreement, indenture, contract or instrument to which Borrower is a party or by which Borrower may be bound that requires the subordination in right of payment of any of Borrower's obligations subject to this Agreement to any other obligation of Borrower.

SECTION 2.8.PERMITS, FRANCHISES.  Borrower possesses, and will hereafter possess, all permits, consents, approvals, franchises and licenses required and rights to all trademarks, trade names, patents, and fictitious names, if any, necessary to enable it to conduct the business in which it is now engaged in compliance with applicable law.

SECTION 2.9.ERISA.  Borrower is in compliance in all material respects with all applicable provisions of the Employee Retirement Income Security Act of 1974, as amended or recodified from time to time ("ERISA"); Borrower has not violated any provision of any defined employee pension benefit plan (as defined in ERISA) maintained or contributed to by Borrower (each, a "Plan"); no Reportable Event as defined in ERISA has occurred and is continuing with respect to any Plan initiated by Borrower; Borrower has met its minimum funding requirements under ERISA with respect to each Plan; and each Plan will be able to fulfill its benefit obligations as they come due in accordance with the Plan documents and under generally accepted accounting principles.

SECTION 2.10.OTHER OBLIGATIONS.  Borrower is not in default on any obligation for borrowed money, any purchase money obligation or any other material lease, commitment, contract, instrument or obligation.

SECTION 2.11.ENVIRONMENTAL MATTERS.  Except as disclosed by Borrower to Bank in writing prior to the date hereof, Borrower is in compliance in all material respects with all applicable federal or state environmental, hazardous waste, health and safety statutes, and any rules or regulations adopted pursuant thereto, which govern or affect any of Borrower's operations and/or properties, including without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Superfund Amendments and Reauthorization Act of 1986, the Federal Resource Conservation and Recovery Act of 1976, and the Federal Toxic Substances Control Act, as any of the same may be amended, modified or supplemented from time to time.  None of the operations of Borrower is the subject of any federal or state investigation evaluating whether any remedial action involving a material expenditure is needed to respond to a release of any toxic or hazardous waste or substance into the environment.  Borrower has no material contingent liability in connection with any release of any toxic or hazardous waste or substance into the environment.

SECTION 2.12SANCTIONS, ANTI-MONEY LAUNDERING AND ANTI-CORRUPTION LAWS.(a) each member of the Borrowing Group has instituted, maintains and complies with policies, procedures and controls reasonably designed to assure compliance with Anti-Money Laundering Laws and Anti-Corruption Laws (each as defined below), and Sanctions; and (b) to the best of Borrower’s knowledge, after due care and inquiry, no member of the Borrowing Group is under investigation for an alleged violation of any Sanctions, Anti-Money Laundering Laws or Anti-Corruption Laws by a governmental authority that enforces such laws. As used herein: “Anti-Corruption Laws” means: (i) the U.S. Foreign Corrupt Practices Act of 1977, as amended; (ii) the U.K. Bribery Act 2010, as amended; and (iii) any other anti-bribery or anti-corruption laws, regulations or ordinances in any jurisdiction in which the Borrower or any member of the Borrowing Group is located or doing business. “Anti-Money Laundering Laws” means applicable laws or regulations in any jurisdiction in which the Borrower or any member of the Borrowing Group is located or doing business that relates to money laundering, any predicate crime to money laundering, or any financial record keeping and reporting requirements related thereto.

ARTICLE III

CONDITIONS

SECTION 3.1.CONDITIONS TO THE EFFECTIVENESS OF THIS AGREEMENT. The effective date of this Agreement shall be (a) the date that each of the following conditions set forth in this Section 3.1 have been satisfied or waived, as determined by Bank, or (b) such alternative date to which Bank and Borrower may mutually agree, in each case as evidenced by Bank’s system of record.  Notwithstanding the occurrence of the effective date of this Agreement, Bank shall not be obligated to extend credit under this Agreement or any other Loan Document until all conditions to each extension of credit set forth in Section 3.2 have been fulfilled to Bank's satisfaction.

(a)Approval of Bank Counsel.  All legal matters incidental to the effectiveness of this Agreement shall be satisfactory to Bank's counsel.

(b)Documentation.  Bank shall have received, in form and substance satisfactory to Bank, each of the following, duly executed by all parties:

(i)	This Agreement and each promissory note or other instrument or document required hereby.

(ii)Corporate Resolutions and Certificate of Incumbency: Borrower.

(iii)Limited Liability Company Certificate: Borrowing.

(iv)Notice of Waiver of Rights.

(v)Security Agreement: Business Assets (2).

(vi)Certificate of Insurance.

(vii)	Such other documents as Bank may require under any other Section of this Agreement.

(c)Satisfaction of Regulatory and Compliance Requirements.  In addition to any requirements set forth above, and notwithstanding Borrower’s execution or delivery of this Agreement or any other Loan Document, all regulatory and compliance requirements, standards and processes shall be completed to the satisfaction of Bank.

SECTION 3.2.CONDITIONS OF EACH EXTENSION OF CREDIT.  The obligation of Bank to make each extension of credit requested by Borrower hereunder shall be subject to the fulfillment to Bank's satisfaction of each of the following conditions:

(a)Compliance.  The representations and warranties contained herein and in each of the other Loan Documents shall be true on and as of the date of the signing of this Agreement and on the date of each extension of credit by Bank pursuant hereto, with the same effect as though such representations and warranties had been made on and as of each such date, and on each such date, no Event of Default as defined herein, and no condition, event or act which with the giving of notice or the passage of time or both would constitute such an Event of Default, shall have occurred and be continuing or shall exist.

(b)Documentation.  Bank shall have received all additional documents which may be required in connection with such extension of credit including without limitation, the following:

(i)	For the issuance of a standby letter of credit under any credit subject to this Agreement, Bank's standard Application for Standby Letter of Credit.

(c)Letter of Credit Documentation.  Prior to the issuance of any letter of credit, Bank shall have received a Letter of Credit Agreement and any other letter of credit documentation required by Bank, in each case completed and duly executed by Borrower.

(d)Payment of Fees.  Bank shall have received payment in full of any fee required by any of the Loan Documents to be paid at the time such credit extension is made.

(e)Financial Condition.  There shall have been no material adverse change, as determined by Bank, in the financial condition or business of Borrower or any Third Party Obligor hereunder, if any, nor any material decline, as determined by Bank, in the market value of any collateral required hereunder or a substantial or material portion of the assets of Borrower or any such Third Party Obligor, if any.

ARTICLE IV

AFFIRMATIVE COVENANTS

Borrower covenants that so long as Bank remains committed to extend credit to Borrower pursuant hereto, or any liabilities (whether direct or contingent, liquidated or unliquidated) of

Borrower to Bank under any of the Loan Documents remain outstanding, and until payment in full of all obligations of Borrower subject hereto, Borrower shall, unless Bank otherwise consents in writing:

SECTION 4.1.PUNCTUAL PAYMENTS.  Punctually pay all principal, interest, fees or other liabilities due under any of the Loan Documents at the times and place and in the manner specified therein, and immediately upon demand by Bank, the amount by which the outstanding principal balance of any credit subject hereto at any time exceeds any limitation on borrowings applicable thereto.

SECTION 4.2.ACCOUNTING RECORDS.  Maintain adequate books and records in accordance with generally accepted accounting principles consistently applied, and permit any representative of Bank, at any reasonable time (which shall be during Borrower’s normal business hours so long as no Event of Default shall have occurred and be continuing), to inspect, audit and examine such books and records, to make copies of the same, and to inspect the properties of Borrower. If at any time any change in generally accepted accounting principles would affect the computation of any covenant (including the computation of any financial covenant) and/or pricing grid set forth in this Agreement or any other Loan Document, Borrower and Bank shall negotiate in good faith to amend such covenant and/or pricing grid to preserve the original intent in light of such change; provided, that, until so amended, (i) such covenant and/or pricing grid shall continue to be computed in accordance with the application of generally accepted accounting principles prior to such change and (ii) Borrower shall provide to Bank a written reconciliation in form and substance reasonably satisfactory to Bank, between calculations of such covenant and/or pricing grid made before and after giving effect to such change in generally accepted accounting principles.

SECTION 4.3.FINANCIAL STATEMENTS AND OTHER INFORMATION.  Provide to Bank all of the following, in form and detail satisfactory to Bank:

(a)not later than 120 days after and as of the end of each fiscal year, an unqualified audited consolidated financial statement of Borrower, prepared by Borrower’s independent registered public accounting firm, to include balance sheet, income statement and statement of cash flows.  The audited annual financial statements shall be accompanied by the unqualified opinion of such accounting firm; and

(b)not later than 45 days after and as of the end of each fiscal quarter, a consolidated financial statement of Borrower, prepared by Borrower, to include balance sheet, income statement, statement of cash flows, and source and application of funds statement; and

(c)contemporaneously with each annual and quarterly financial statement of Borrower required hereby, a certificate of the president or chief financial officer, a general partner or a member of Borrower, as applicable, that said financial statements are accurate, that Borrower is in compliance with all financial covenants in this Agreement (as evidenced by detailed calculations attached to such certificate), and that there exists no Event of Default nor any condition, act or event which with the giving of notice or the passage of time or both would constitute an Event of Default; and

(d)from time to time such other financial and business information as Bank may reasonably request, including without limitation, copies of rent rolls and other information with respect to any real property collateral required hereby; and

(e)from time to time such other information as Bank may request for the purpose of enabling Bank to fulfill its regulatory and compliance requirements, standards and processes.

SECTION 4.4.COMPLIANCE.

(a)Preserve and maintain all licenses, permits, governmental approvals, rights, privileges and franchises necessary for the conduct of its business; comply with the provisions of all documents pursuant to which Borrower is organized and/or which govern Borrower's continued existence; comply with the requirements of all laws, rules, regulations and orders of any jurisdiction in which the Borrower is located or doing business, or otherwise is applicable to Borrower; and

(b)comply with, and cause each member of the Borrowing Group to comply with, all Sanctions, Anti-Money Laundering Laws, and Anti-Corruption Laws.

SECTION 4.5.INSURANCE.  (a) Maintain and keep in force, for each business in which Borrower is engaged, insurance of the types and in amounts customarily carried in similar lines of business, including but not limited to fire, extended coverage, commercial general liability, flood, and, if required by governmental regulation or Bank, hurricane, windstorm, seismic property damage, workers' compensation, marine cargo insurance, and specific hazards affecting any real property, including terrorism, with all such insurance carried in amounts satisfactory to Bank and where required by Bank, with replacement cost, mortgagee loss payable and lender loss payable endorsements in favor of Bank, and (b) deliver to Bank prior to the date hereof, and from time to time at Bank's request, schedules setting forth all insurance then in effect, together with a lender’s loss payee endorsement for all such insurance naming Bank as a lender loss payee.  Such insurance may be obtained from an insurer or through an insurance agent of Borrower’s choice, provided that any insurer chosen by Borrower is acceptable to Bank on such reasonable grounds as may be permitted under applicable law.

SECTION 4.6.FACILITIES.  Keep all properties useful or necessary to Borrower's business in good repair and condition, and from time to time make necessary repairs, renewals and replacements thereto so that such properties shall be fully and efficiently preserved and maintained.

SECTION 4.7.TAXES AND OTHER LIABILITIES.  Pay and discharge when due any and all indebtedness, obligations, assessments and taxes, both real or personal, including without limitation federal and state income taxes and state and local property taxes and assessments, except (a) such as Borrower may in good faith contest or as to which a bona fide dispute may arise, and (b) for which Borrower has made provision, to Bank's satisfaction, for eventual payment thereof in the event Borrower is obligated to make such payment.

SECTION 4.8.LITIGATION.  Promptly give notice in writing to Bank of any litigation pending or threatened against Borrower.

SECTION 4.9.FINANCIAL CONDITION.  Maintain Borrower's financial condition as follows using generally accepted accounting principles consistently applied and used consistently with prior practices (except to the extent modified by the definitions herein):

(a)With respect to any fiscal quarter during which the Line of Credit has an outstanding principal balance greater than $0.00 at any time, Borrower shall maintain a Current Asset Coverage Ratio of not less than 2.00 to 1.00 tested as of the end of each such fiscal quarter with “Current Asset Coverage” defined as the ratio of (i) the sum of cash plus marketable securities, plus accounts receivable as reported on the quarterly balance sheet to (ii) the principal balance outstanding under the Line of Credit as of the end such fiscal quarter.

SECTION 4.10.NOTICE TO BANK.  Promptly (but in no event more than five (5) days after the occurrence of each such event or matter and in no event more than one (1) business day after the occurrence of each such event or matter described below with respect to Sanctions, Anti-Money Laundering Laws, and Anti-Corruption Laws) give written notice to Bank in reasonable detail of:  (a) the occurrence of any Event of Default, or any condition, event or act which with the giving of notice or the passage of time or both would constitute an Event of Default; (b) any change in the name or the organizational structure of Borrower, including, by illustration, merger, conversion or division; (c) the occurrence and nature of any Reportable Event or Prohibited Transaction, each as defined in ERISA, or any funding deficiency with respect to any Plan; (d) any termination or cancellation of any insurance policy which Borrower is required to maintain, or any uninsured or partially uninsured loss through liability or property damage, or through fire, theft or any other cause affecting Borrower's property; or (e) any breach of any covenant contained herein related to Sanctions, Anti-Money Laundering Laws, and Anti-Corruption Laws or the Borrower’s inability to make the representations and warranties contained herein related to Sanctions, Anti-Money Laundering Laws, and Anti-Corruption Laws on any date, or the failure of any representations and warranties contained herein related to Sanctions, Anti-Money Laundering Laws, and Anti-Corruption Laws to be true and correct in all respects on or as of any date.

ARTICLE V

NEGATIVE COVENANTS

Borrower further covenants that so long as Bank remains committed to extend credit to Borrower pursuant hereto, or any liabilities (whether direct or contingent, liquidated or unliquidated) of Borrower to Bank under any of the Loan Documents remain outstanding, and until payment in full of all obligations of Borrower subject hereto, Borrower will not without Bank's prior written consent:

SECTION 5.1.USE OF FUNDS. SOURCES OF REPAYMENT AND COLLATERAL.

(a)Use, or permit any member of the Borrowing Group to use, any of the proceeds of any credit extended hereunder except for the purposes stated in Article I hereof, or directly or indirectly use any such proceeds to fund, finance or facilitate any activities, business or transactions: (i) that are prohibited by Sanctions; (ii) that would be prohibited by Sanctions if conducted by Bank or any of Bank’s affiliates; or (iii) that would be prohibited by any Anti-Money Laundering Laws or Anti-Corruption Laws.

(b)Fund any repayment of the obligations hereunder or under any other Loan Document with proceeds, or provide any property as collateral for any such obligations, or permit any third party to provide any property as collateral for any such obligations, that is directly or indirectly derived from any transaction or activity that is prohibited by any Sanctions, Anti-Money Laundering Laws or Anti-Corruption Laws, or that could otherwise cause Bank or any of Bank’s affiliates to be in violation of any Sanctions, Anti-Money Laundering Laws or Anti-Corruption Laws.

SECTION 5.2.CAPITAL EXPENDITURES.  Make any additional investment in any fixed or capital assets (including assets leased under capital leases) in any fiscal year in excess of an aggregate of $2,000,000.00.

SECTION 5.3.LEASE EXPENDITURES. Incur any new operating lease expense in any fiscal year in excess of an aggregate of $250,000.00.

SECTION 5.4.OTHER INDEBTEDNESS.  Create, incur, assume or permit to exist any indebtedness or liabilities resulting from borrowings, loans or advances, whether secured or unsecured, matured or unmatured, liquidated or unliquidated, joint or several, except (a) the liabilities of Borrower to Bank; (b) insurance premium financing obligations of Borrower; and (c) any other liabilities of Borrower existing as of, and disclosed to Bank in writing prior to, the date hereof..

SECTION 5.5.MERGER, CONSOLIDATION, TRANSFER OF ASSETS.  (a) Merge into or consolidate with any other entity; (b) make any substantial change in the nature of Borrower's business as conducted as of the date hereof; (c) acquire all or substantially all of the assets of any other entity; (d) sell, lease, transfer or otherwise dispose of all or a substantial or material portion of Borrower's assets except in the ordinary course of its business; nor (e) accomplish any of the above by virtue of a division or similar transaction.

SECTION 5.6.GUARANTIES.  Guarantee or become liable in any way as surety, endorser (other than as endorser of negotiable instruments for deposit or collection in the ordinary course of business), accommodation endorser or otherwise for, nor pledge or hypothecate any assets of Borrower as security for, any liabilities or obligations of any other person or entity, except any of the foregoing in favor of Bank.

SECTION 5.7.LOANS, ADVANCES, INVESTMENTS.  Make any loans or advances to or investments in any person or entity, including any of the foregoing accomplished by a division or similar transaction, except any of the foregoing existing as of, and disclosed to Bank prior to, the date hereof.

SECTION 5.8.DIVIDENDS, DISTRIBUTIONS.  Declare or pay any dividend or distribution either in cash or any other property on Borrower's stock, membership interest, partnership interest or other ownership interest now or hereafter outstanding, nor redeem, retire, repurchase or otherwise acquire any class or type of ownership interest now or hereafter outstanding; provided however,(i) Smith Micro Software,Inc. may redeem or repurchase its stock in connection with Borrower’s employee benefit plan(s); (ii) Borrower may pay cash dividends or distributions to its shareholders, members, partners or employees, as applicable, in any year to cover such shareholders', members’ or partners’ federal and state income tax liability for the current year or immediately preceding year arising as a direct result of Borrower's reported income for said year, but not to exceed the minimum amount so required; and (iii) Borrower may pay other cash dividends or distributions to its shareholders, members, partners or employees, as applicable, so long as at the time of such cash dividend or distribution and on a pro forma basis after giving effect to such cash dividend or distribution, there shall exist no Event of Default or fact or circumstance which, with the passage of time or the giving of notice, would result in an Event of Default.  Borrower shall provide to Bank, upon request, any documentation required by Bank to substantiate the appropriateness of amounts paid or to be paid.

SECTION 5.9.PLEDGE OF ASSETS.  Mortgage, pledge, grant or permit to exist a security interest in, or lien upon, all or any portion of Borrower's assets now owned or hereafter acquired, except (a) security interests or liens in favor of Bank; (b) security interests or liens existing as of, and disclosed to Bank in writing prior to, the date hereof; and (c) liens or security interests in Insurance Premium Financing Collateral that secures insurance premium financing obligations of Borrower.  The term “Insurance Premium Financing Collateral” means the financed insurance policies and any additional premium required under the financed insurance policies, including all returned or unearned premiums, all additional cash contributions or collateral amounts assessed by the insurance company in relation to the financed insurance policies, any credits generated by the financed insurance policies, dividend payments and loss payments which reduce unearned premiums.

ARTICLE VI

EVENTS OF DEFAULT

SECTION 6.1.The occurrence of any of the following shall constitute an "Event of Default" under this Agreement:

(a)Borrower shall fail to pay when due any principal, interest, fees or other amounts payable under any of the Loan Documents.

(b)Any financial statement or certificate furnished to Bank in connection with, or any representation or warranty made by Borrower or any other party under this Agreement or any other Loan Document shall prove to be incorrect, false or misleading in any material respect when furnished or made.

(c)Any default in the performance of or compliance with: (1) any collateral value requirement set forth herein or in any other Loan Document; (2) any negative covenant set forth in Article V hereof; (3) any affirmative covenant set forth in Article IV hereof requiring the delivery of financial statements and other information to Bank; or (4) any obligation, agreement or other provision contained herein or in any other Loan Document related to Sanctions, Anti-Money Laundering Laws, or Anti-Corruption Laws.

(d) Any default in the performance of or compliance with any obligation, agreement or other provision contained herein or in any other Loan Document (other than those defaults specifically described as constituting an “Event of Default” under any other subsection of this Section 6.1.), and with respect to such default(s) that by their nature can be cured (excluding any defaults specifically described as constituting an “Event of Default” under any other subsection of this Section 6.1., none of which shall be subject to a cure period), such default shall continue for a period of twenty (20) days from its occurrence.

(e)Any default in the payment or performance of any obligation, or any defined event of default, under the terms of any contract, instrument or document (other than any of the Loan Documents) pursuant to which Borrower, any guarantor hereunder, the owner of any collateral securing the obligations hereunder or under any other Loan Document, or any general partner or joint venturer in Borrower if a partnership or joint venture (with each such guarantor, owner of pledged collateral, general partner and/or joint venturer referred to herein as a "Third Party Obligor") has incurred any debt or other liability to any person or entity, including Bank.

(f)Borrower or any Third Party Obligor shall become insolvent, or shall suffer or consent to or apply for the appointment of a receiver, trustee, custodian or liquidator of itself or any of its property, or shall generally fail to pay its debts as they become due, or shall make a general assignment for the benefit of creditors; Borrower or any Third Party Obligor shall file a voluntary petition in bankruptcy, or seeking reorganization, in order to effect a plan or other arrangement with creditors or any other relief under the Bankruptcy Reform Act, Title 11 of the United States Code, as amended or recodified from time to time ("Bankruptcy Code"), or under any state or federal law granting relief to debtors, whether now or hereafter in effect; or Borrower or any Third Party Obligor shall file an answer admitting the jurisdiction of the court and the material allegations of any involuntary petition; or Borrower or any Third Party Obligor shall be adjudicated a bankrupt, or an order for relief shall be entered against Borrower or any Third Party Obligor by any court of competent jurisdiction under the Bankruptcy Code or any other applicable state or federal law relating to bankruptcy, reorganization or other relief for debtors.

(g)The filing of a notice of judgment lien against Borrower or any Third Party Obligor; or the recording of any abstract or transcript of judgment against Borrower or any Third Party Obligor in any county or recording district in which Borrower or such Third Party Obligor has an interest in real property; or the service of a notice of levy and/or of a writ of attachment or execution, or other like process, against the assets of Borrower or any Third Party Obligor; or the entry of a judgment against Borrower or any Third Party Obligor; or any involuntary petition or proceeding pursuant to the Bankruptcy Code or any other applicable state or federal law relating to bankruptcy, reorganization or other relief for debtors is filed or commenced against Borrower or any Third Party Obligor.

(h)There shall exist or occur any event or condition that Bank in good faith believes impairs, or is substantially likely to impair, the prospect of payment or performance by Borrower, any Third Party Obligor, or the general partner of either if such entity is a partnership, of its obligations under any of the Loan Documents.

(i)The death or incapacity of Borrower or any Third Party Obligor if an individual. The withdrawal, resignation or expulsion of any one or more of the general partners in Borrower or any Third Party Obligor if a partnership.  The dissolution, division, or liquidation of Borrower or any Third Party Obligor if a corporation, partnership, joint venture or other type of entity; or Borrower or any such Third Party Obligor, or any of its directors, stockholders or members, shall take action seeking to effect the dissolution, division, or liquidation of Borrower or such Third Party Obligor.

(j) A change in control of Smith Micro Software, Inc., where “change in control” means an acquisition, directly or indirectly, by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 30% or more of either (A) the then outstanding shares of common stock of Smith Micro Software, Inc. or (B) the combined voting power of the then outstanding voting securities of  Smith Micro Software, Inc., entitled to vote generally in the election of directors; excluding, however (1) any acquisition by Smith Micro Software, Inc., or (2) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Borrower or any corporation controlled by Smith Micro Software, Inc .

(k)    Smith Micro Software, Inc. fails to own one hundred per cent (100%) of the equity interest in Smith Micro Software, LLC.

(l)The sale, transfer, hypothecation, assignment or encumbrance, whether voluntary, involuntary or by operation of law, without Bank's prior written consent, of all or any part of or interest in any real property collateral required hereby.

SECTION 6.2.REMEDIES.  Upon the occurrence of any Event of Default:  (a) all principal, unpaid interest outstanding and other indebtedness of Borrower under each of the Loan Documents, any term thereof to the contrary notwithstanding, shall at Bank's option and without notice (except as expressly provided in any mortgage or deed of trust pursuant to which Borrower has provided Bank a lien on any real property collateral) become immediately due and payable without presentment, demand, protest or any notices of any kind, including without limitation, notice of nonperformance, notice of protest, notice of dishonor, notice of intention to accelerate or notice of acceleration, all of which are hereby expressly waived by Borrower; (b) the obligation, if any, of Bank to extend any further credit under any of the Loan Documents shall immediately cease and terminate; and (c) Bank shall have all rights, powers and remedies available under each of the Loan Documents, or accorded by law, including without limitation the right to resort to any or all security for any credit subject hereto and to exercise any or all of the rights of a beneficiary or secured party pursuant to applicable law.  All rights, powers and remedies of Bank may be exercised at any time by Bank and from time to time after the occurrence of an Event of Default, are cumulative and not exclusive, and shall be in addition to any other rights, powers or remedies provided by law or equity.

ARTICLE VII

MISCELLANEOUS

SECTION 7.1.NO WAIVER.  No delay, failure or discontinuance of Bank in exercising any right, power or remedy under any of the Loan Documents shall affect or operate as a waiver of such right, power or remedy; nor shall any single or partial exercise of any such right, power or remedy preclude, waive or otherwise affect any other or further exercise thereof or the exercise of any other right, power or remedy.  Any waiver, permit, consent or approval of any kind by Bank of any breach of or default under any of the Loan Documents must be in writing and shall be effective only to the extent set forth in such writing.

SECTION 7.2.NOTICES.  All notices, requests and demands which any party is required or may desire to give to any other party under any provision of this Agreement must be in writing delivered to each party at the following address:

BORROWER:SMITH MICRO SOFTWARE, INC.

SMITH MICRO SOFTWARE, LLC

5800 Corporate Drive

Pittsburgh, Pennsylvania 15237

Attention: Chief Financial Officer

BANK:WELLS FARGO BANK, NATIONAL ASSOCIATION

MAC: Y0112-230

11 Stanwix Street, 23rd Floor

Pittsburgh, Pennsylvania 15222

or to such other address as any party may designate by written notice to all other parties.  Each such notice, request and demand shall be deemed given or made as follows:  (a) if sent by hand delivery or nationally recognized courier service, upon delivery; and (b) if sent by mail, upon the earlier of the date of receipt or three (3) days after deposit in the U.S. mail, first class and postage prepaid.

SECTION 7.3.COSTS, EXPENSES AND ATTORNEYS' FEES.  Borrower shall pay to Bank immediately upon demand the full amount of all payments, advances, charges, costs and expenses, including, to the extent permitted by applicable law, reasonable attorneys' fees (to include outside counsel fees and all allocated costs of Bank's in-house counsel to the extent permissible), expended or incurred by Bank in connection with (a) the negotiation and preparation of this Agreement and the other Loan Documents, Bank's continued administration hereof and thereof, and the preparation of any amendments and waivers hereto and thereto, (b) the enforcement of Bank's rights and/or the collection of any amounts which become due to Bank under any of the Loan Documents, whether or not suit is brought, and (c) the prosecution or defense of any action in any way related to any of the Loan Documents, including without limitation, any action for declaratory relief, whether incurred at the trial or appellate level, in an arbitration proceeding or otherwise, and including any of the foregoing incurred in connection with any bankruptcy proceeding (including without limitation, any adversary proceeding, contested matter or motion brought by Bank or any other person) relating to Borrower or any other person or entity. Notwithstanding anything in this Agreement to the contrary, reasonable attorneys' fees shall not exceed the amount permitted by law.

SECTION 7.4.SUCCESSORS, ASSIGNMENT.  This Agreement shall be binding upon and inure to the benefit of the heirs, executors, administrators, legal representatives, successors and assigns of the parties; provided however, that Borrower may not assign or transfer its interests or rights hereunder without Bank's prior written consent.  Bank reserves the right to sell, assign, transfer, negotiate or grant participations in all or any part of, or any interest in, Bank's rights and benefits under each of the Loan Documents.  In connection therewith, Bank may disclose all documents and information which Bank now has or may hereafter acquire relating to any credit subject hereto, Borrower or its business, any guarantor hereunder or the business of such guarantor, if any, or any collateral required hereunder.

SECTION 7.5.ENTIRE AGREEMENT; AMENDMENT.  To the full extent permitted by law, this Agreement and the other Loan Documents constitute the entire agreement between Borrower and Bank with respect to each credit subject hereto and supersede all prior negotiations, communications, discussions and correspondence concerning the subject matter hereof.  This Agreement may be amended or modified only in writing signed by each party hereto.

SECTION 7.6.NO THIRD PARTY BENEFICIARIES.  This Agreement is made and entered into for the sole protection and benefit of the parties hereto and their respective permitted successors and assigns, and no other person or entity shall be a third party beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Agreement or any other of the Loan Documents to which it is not a party.

SECTION 7.7.TIME.  Time is of the essence of each and every provision of this Agreement and each other of the Loan Documents.

SECTION 7.8.SEVERABILITY OF PROVISIONS.  If any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity without invalidating the remainder of such provision or any remaining provisions of this Agreement.

SECTION 7.9.COUNTERPARTS.  This Agreement may be executed in any number of counterparts, each of which when executed and delivered shall be deemed to be an original, and all of which when taken together shall constitute one and the same Agreement.

SECTION 7.10.GOVERNING LAW.  This Agreement shall be governed by and construed in accordance with the laws of Pennsylvania (such State, Commonwealth or District is referred to herein as the “State”), but giving effect to federal laws applicable to national banks, without reference to the conflicts of law or choice of law principles thereof.

SECTION 7.11.BUSINESS PURPOSE.  Borrower represents and warrants that each credit subject hereto is made for (a) a business, commercial, investment, agricultural or other similar purpose, (b) the purpose of acquiring or carrying on a business, professional or commercial activity, or (c) the purpose of acquiring any real or personal property as an investment and not primarily for a personal, family or household use.

SECTION 7.12.RIGHT OF SETOFF; DEPOSIT ACCOUNTS. Upon and after the occurrence of an Event of Default, (a) Borrower hereby authorizes Bank, at any time and from time to time, without notice, which is hereby expressly waived by Borrower, and whether or not Bank shall have declared any credit subject hereto to be due and payable in accordance with the terms hereof, to set off against, and to appropriate and apply to the payment of, Borrower's obligations and liabilities under the Loan Documents (whether matured or unmatured, fixed or contingent, liquidated or unliquidated), any and all amounts owing by Bank to Borrower (whether payable in U.S. dollars or any other currency, whether matured or unmatured, and in the case of deposits, whether general or special (except trust and escrow accounts), time or demand and however evidenced), and (b) pending any such action, to the extent necessary, to hold such amounts as collateral to secure such obligations and liabilities and to return as unpaid for insufficient funds any and all checks and other items drawn against any deposits so held as Bank, in its sole discretion, may elect.  Bank may exercise this remedy regardless of the adequacy of any collateral for the obligations of Borrower to Bank and whether or not the Bank is otherwise fully secured.  Borrower hereby grants to Bank a security interest in all deposits and accounts maintained with Bank to secure the payment of all obligations and liabilities of Borrower to Bank under the Loan Documents.

SECTION 7.13     CONFIDENTIALITY.  Bank agrees that non-public information regarding Borrower and its subsidiaries, including their operations, assets, and existing and contemplated business plans will be treated by Bank in a confidential manner, and will not be disclosed by Bank to persons or entities who are not parties to this Agreement, except (i) to Bank’s affiliates, and Bank’s and its affiliates’ respective attorneys, representatives, agents and other advisors and to officers, directors and employees of Bank and Bank’s affiliates, on a “need to know” basis in connection with this Agreement and the transactions contemplated hereby and on a confidential basis, (ii) as required by law or by any court, governmental or regulatory authority, (iii) as agreed by Borrower, (iv) if such information becomes generally available to the public, (v) in connection with any litigation or adversary proceeding involving claims related to this Agreement, (vi) the assignment, participation or pledge of Bank’s interest in this Agreement, (vii) to equity owners of Borrower, and (viii) in connection with the exercise by Bank of any right or remedy under this Agreement, any other Loan Document or at law.

SECTION 7.14.ARBITRATION.

(a)Arbitration.  The parties hereto agree, upon demand by any party, to submit to binding arbitration all claims, disputes and controversies between or among them (and their respective employees, officers, directors, attorneys, and other agents), whether in tort, contract or otherwise in any way arising out of or relating to (i) any credit subject hereto, or any of the Loan Documents, and their negotiation, execution, collateralization, administration, repayment, modification, extension, substitution, formation, inducement, enforcement, default or termination; or (ii) requests for additional credit; provided, however, that nothing herein shall preclude or limit Bank's right to confess judgment pursuant to a warrant of attorney provision set forth in any Loan Document; and provided, further, that no party shall have the right to demand binding arbitration of any claim, dispute or controversy seeking to (iii) strike-off or open a judgment obtained by confession pursuant to a warrant of attorney contained in any Loan Document, (iv) challenge the waiver of a right to prior notice and a hearing before judgment is entered, or after judgment is entered, but before execution upon the judgment, which such claims, disputes or controversies shall be commenced and prosecuted in accordance with the procedures set forth, and in the forum specified by, Rules 2950 through and including Rule 2986 of the Pennsylvania Rules of Civil Procedure or any such other applicable federal or state law.  In the event of a court ordered arbitration, the party requesting arbitration shall be responsible for timely filing the demand for arbitration and paying the appropriate filing fee within 30 days of the abatement order or the time specified by the court.  Failure to timely file the demand for arbitration as ordered by the court will result in that party’s right to demand arbitration being automatically terminated.

(b)Governing Rules.  Any arbitration proceeding will (i) proceed in a location in the State selected by the American Arbitration Association (“AAA”); (ii) be governed by the Federal Arbitration Act (Title 9 of the United States Code), notwithstanding any conflicting choice of law provision in any of the documents between the parties; and (iii) be conducted by the AAA, or such other administrator as the parties shall mutually agree upon, in accordance with the AAA’s commercial dispute resolution procedures, unless the claim or counterclaim is at least $1,000,000.00 exclusive of claimed interest, arbitration fees and costs in which case the arbitration shall be conducted in accordance with the AAA’s optional procedures for large, complex commercial disputes (the commercial dispute resolution procedures or the optional procedures for large, complex commercial disputes to be referred to herein, as applicable, as the “Rules”).  If there is any inconsistency between the terms hereof and the Rules, the terms and procedures set forth herein shall control.  Any party who fails or refuses to submit to arbitration following a demand by any other party shall bear all costs and expenses incurred by such other party in compelling arbitration of any dispute.  Nothing contained herein shall be deemed to be a waiver by any party that is a bank of the protections afforded to it under 12 U.S.C. §91 or any similar applicable state law.

(c)No Waiver of Provisional Remedies, Self-Help and Foreclosure.  The arbitration requirement does not limit the right of any party to (i) foreclose against real or personal property collateral; (ii) exercise self-help remedies relating to collateral or proceeds of collateral such as setoff or repossession; or (iii) obtain provisional or ancillary remedies such as replevin, injunctive relief, attachment or the appointment of a receiver, before during or after the pendency of any arbitration proceeding.  This exclusion does not constitute a waiver of the right or obligation of any party to submit any dispute to arbitration or reference hereunder, including those arising from the exercise of the actions detailed in sections (i), (ii) and (iii) of this paragraph.

(d)Arbitrator Qualifications and Powers.  Any arbitration proceeding in which the amount in controversy is $5,000,000.00 or less will be decided by a single arbitrator selected according to the Rules, and who shall not render an award of greater than $5,000,000.00.  Any dispute in which the amount in controversy exceeds $5,000,000.00 shall be decided by majority vote of a panel of three arbitrators; provided however, that all three arbitrators must actively participate in all hearings and deliberations.  The arbitrator will be a neutral attorney licensed in the State or a neutral retired judge of the state or federal judiciary of the State, in either case with a minimum of ten years experience in the substantive law applicable to the subject matter of the dispute to be arbitrated.  The arbitrator will determine whether or not an issue is arbitratable and will give effect to the statutes of limitation in determining any claim.  In any arbitration proceeding the arbitrator will decide (by documents only or with a hearing at the arbitrator's discretion) any pre-hearing motions which are similar to motions to dismiss for failure to state a claim or motions for summary adjudication.  The arbitrator shall resolve all disputes in accordance with the substantive law of the State and may grant any remedy or relief that a court of such state could order or grant within the scope hereof and such ancillary relief as is necessary to make effective any award.  The arbitrator shall also have the power to award recovery of all costs and fees, to impose sanctions and to take such other action as the arbitrator deems necessary to the same extent a judge could pursuant to the Federal Rules of Civil Procedure, the corresponding rules of civil practice and procedure applicable in the State or other applicable law.  Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction.  The institution and maintenance of an action for judicial relief or pursuit of a provisional or ancillary remedy shall not constitute a waiver of the right of any party, including the plaintiff, to submit the controversy or claim to arbitration if any other party contests such action for judicial relief.

(e)Discovery.  In any arbitration proceeding, discovery will be permitted in accordance with the Rules.  All discovery shall be expressly limited to matters directly relevant to the dispute being arbitrated and must be completed no later than 20 days before the hearing date.  Any requests for an extension of the discovery periods, or any discovery disputes, will be subject to final determination by the arbitrator upon a showing that the request for discovery is essential for the party's presentation and that no alternative means for obtaining information is available.

(f)Class Proceedings and Consolidations.  No party hereto shall be entitled to join or consolidate disputes by or against others in any arbitration, except parties who have executed any Loan Document, or to include in any arbitration any dispute as a representative or member of a class, or to act in any arbitration in the interest of the general public or in a private attorney general capacity.

(g)Payment of Arbitration Costs and Fees.  The arbitrator shall award all costs and expenses of the arbitration proceeding.

(h)Miscellaneous.  To the maximum extent practicable, the AAA, the arbitrators and the parties shall take all action required to conclude any arbitration proceeding within 180 days of the filing of the dispute with the AAA.  No arbitrator or other party to an arbitration proceeding may disclose the existence, content or results thereof, except for disclosures of information by a party required in the ordinary course of its business or by applicable law or regulation.  If more than one agreement for arbitration by or between the parties potentially applies to a dispute, the arbitration provision most directly related to the Loan Documents or the subject matter of the dispute shall control.  This arbitration provision shall survive termination, amendment or expiration of any of the Loan Documents or any relationship between the parties.

(i)Small Claims Court.  Notwithstanding anything herein to the contrary, each party retains the right to pursue in Small Claims Court any dispute within that court’s jurisdiction.  Further, this arbitration provision shall apply only to disputes in which either party seeks to recover an amount of money (excluding attorneys’ fees and costs) that exceeds the jurisdictional limit of the Small Claims Court.

SECTION 7.15.JOINT AND SEVERAL LIABILITY.

(a) Each Borrower has determined and represents to Bank that it is a legitimate business purpose and in its best interests to induce Bank to extend credit pursuant to this Agreement.  Each Borrower acknowledges and represents that its business is related to the business of every other Borrower hereunder, and all commitments, advances and other credit extensions under this Agreement will individually and collectively benefit each Borrower hereunder.

(b)Each Borrower has determined and represents to Bank that it has, and after giving effect to the transactions contemplated by this Agreement will have, assets having a fair market value in excess of its liabilities, after giving effect to any available rights of contribution or subrogation, and each Borrower has, and will have, access to adequate capital for the conduct of its business and the ability to pay its debts as they mature.

(c)Each Borrower agrees that it is jointly and severally and unconditionally liable to Bank for, and as a surety as though it were a primary obligor for, and will pay to Bank when due, the full amount of all existing and future indebtedness arising in connection with any facility extended under this Agreement, and all modifications, extensions and renewals thereto, including without limitation all principal and interest, and all fees, costs and expenses chargeable to each Borrower individually or collectively in connection with any facility hereunder.  These obligations shall be in addition to any other obligations of any Borrower under any other agreement with Bank entered into before or after the date of this Agreement, unless such other agreement is expressly modified or revoked in writing, and this Agreement shall not affect or invalidate the terms of any such other agreement, unless otherwise expressly provided herein.

(d)The liability of a Borrower for indebtedness hereunder shall be reinstated and revived and the rights of Bank shall continue if and to the extent that for any reason any amount at any time paid on account of any facility under this Agreement by any Borrower or any other person or entity is rescinded or must otherwise be restored by Bank, whether as a result of any proceedings in bankruptcy or reorganization or otherwise, all as though such amount had not been paid.

(e)Each Borrower authorizes Bank, without notice to or demand on such Borrower, and without affecting such Borrower's liability for indebtedness incurred under any facility extended under this Agreement, from time to time to: (i) alter, compromise, extend, accelerate or otherwise change the time for payment of, or otherwise change the terms of, the indebtedness of any other Borrower to Bank on account of any such facilities; (ii) take and hold security from any other Borrower for the payment of indebtedness incurred under any facility extended under this Agreement, and exchange, enforce, waive, subordinate or release any such security; (iii) apply such security and direct the order or manner of sale thereof, including without limitation, a non-judicial sale permitted by the terms of the controlling security agreement, mortgage, or deed of trust, as Bank in its discretion may determine; (iv) release or substitute any one or more of the endorsers or any guarantors of any facility hereunder, or any other party obligated thereon; and (v) apply payments received by Bank from any other Borrower to indebtedness of such other Borrower to Bank other than to any facility extended under this Agreement.

(f)Each Borrower represents and warrants to Bank that it has established adequate means of obtaining from every other Borrower on a continuing basis financial and other information relating to the financial condition of every other Borrower, and each Borrower agrees to keep adequately informed by such means of any facts, events or circumstances which might in any way affect its risks hereunder.  Each Borrower further agrees that Bank shall have no obligation to disclose to it any information or material about any other Borrower which is acquired by Bank in any manner.

(g)Each Borrower waives any right to require Bank to: (i) proceed against any other Borrower or any other person; (ii) proceed against or exhaust any security held from any other Borrower or any other person; (iii) pursue any other remedy in Bank's power; (iv) apply payments received by Bank from any other Borrower to any facility extended under this Agreement; (v) make any presentments or demands for performance, or give any notices of nonperformance, protests, notices of protest or notices of any kind, including without limitation, any notice of nonperformance, protest, notice of protest, notice of dishonor, notice of intention to accelerate or notice of acceleration; or (vi) set off against the indebtedness the fair value of any real or personal property given as collateral for the indebtedness (whether such right of setoff arises under statute or otherwise).  In addition to the foregoing, each Borrower specifically waives any statutory right it might have to require Bank to proceed against other Borrowers or any collateral that secures the indebtedness.

(h)Each Borrower waives to the extent permitted by applicable law any defense to its liability for repaying any facility extended under this Agreement based upon or arising by reason of: (i) any disability or other defense of any other Borrower or any other person; (ii) the cessation or limitation from any cause whatsoever, other than payment in full, of the liability of any other Borrower for the facility extended under this Agreement; (iii) any lack of authority of any officer, director, partner, agent or other person acting or purporting to act on behalf of any other Borrower or any defect in the formation of any other Borrower; (iv) the application by any other Borrower of the proceeds of any facility extended under this Agreement for purposes other than the purposes intended or understood by Bank or each other Borrower; (v) any act or omission by Bank which directly or indirectly results in or aids the discharge of any other Borrower by operation of law or otherwise, or which in any way impairs or suspends any rights or remedies of Bank against any other Borrower; (vi) any impairment of the value of any interest in any security for any facility extended under this Agreement, including without limitation, the failure to obtain or maintain perfection or recordation of any interest in any such security, the release of any such security without substitution, and/or the failure to preserve the value of, or to comply with applicable law in disposing of, any such security; or (vii) any modification of the indebtedness of any other Borrower for any facility extended under this Agreement, including without limitation the renewal, extension, acceleration or other change in time for payment of, or other change in the terms of, the indebtedness of any Borrower for any facility extended under this Agreement, including increase or decrease of the rate of interest thereon.

(i)Until each facility extended under this Agreement and all indebtedness arising under or in connection with this Agreement shall have been paid in full, no Borrower shall have any right of subrogation.  Each Borrower waives all rights and defenses it may have arising out of (i) any election of remedies by Bank, even though that election of remedies, such as a non-judicial foreclosure with respect to any security for each facility extended under this Agreement, destroys its rights of subrogation or its rights to proceed against any other Borrower for reimbursement, or (ii) any loss of rights it may suffer by reason of any rights, powers or remedies of any other Borrower in connection with any anti-deficiency laws or any other laws limiting, qualifying or discharging any Borrower's indebtedness for each facility extended under this Agreement, whether by operation of law, or otherwise, including any rights Borrower may have to claim a fair market credit with respect to a deficiency or have a fair market value hearing to determine the size of a deficiency following any foreclosure sale or other disposition of any real property security for any portion of the Indebtedness, and Borrower waives any right Borrower may have under any “one-action” rule.  Borrower further waives the benefit of any homestead, exemption or other similar laws.

Until all indebtedness of each Borrower to Bank arising under or in connection with this Agreement shall have been paid in full, each Borrower waives any right to enforce any remedy which Bank now has or may hereafter have against any other Borrower or any other person, and waives any benefit of, or any right to participate in, any security now or hereafter held by Bank.  To the fullest extent permitted by applicable law, Borrower waives all rights of a surety and the benefits of any applicable suretyship law, statute or regulation, and without limiting any of the waivers set forth herein, Borrower further waives any other fact or event that, in the absence of this provision, would or might constitute or afford a legal or equitable discharge or release of or defense to Borrower.

IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, have caused this Agreement to be executed as a sealed instrument and to be effective as of the effective date set forth above.

SMITH MICRO SOFTWARE, INC:	WELLS FARGO BANK
NATIONAL ASSOCIATION

By: /s/ James M. Kempton (SEAL)	By: /s/ Timothy J. Glass II
JAMES M. KEMPTON, CHIEF	TIMOTHY J. GLASS, II, VICE PRESIDENT
FINANCIAL OFFICER and
TREASURER

SMITH MICRO SOFTWARE, LLC
By: /s/ James M. Kempton (SEAL)
JAMES M. KEMPTON, TREASURER